EXHIBIT 18

Preferability letter for filing in a Form 10-K

March 1, 2011

Snyder’s-Lance, Inc.
Charlotte, North Carolina

Ladies and Gentlemen:

We have audited the consolidated balance sheets of Snyder’s-Lance, Inc. (the Company) as of January 1, 2011 and December 26, 2009, and the related consolidated statements of income, stockholders’ equity, cash flows, and comprehensive income for each of the years in the three-year period ended January 1, 2011, and have reported thereon under date of March 1, 2011. The aforementioned consolidated financial statements and our audit report thereon are included in the Company's annual report on Form 10-K for the year ended January 1, 2011. As stated in Note 2 to those financial statements, the Company changed its method of accounting for inventory from last-in, first-out (LIFO) inventory method to the first-in, first-out (FIFO) inventory method, for the Company's inventories and states that the newly adopted accounting principle is preferable in the circumstances, because the FIFO method better reflects the current value of inventory and provides better matching of manufacturing costs and revenues. The change also conforms all of the Company’s raw materials, work-in-process and finished goods to a single costing method.  In accordance with your request, we have reviewed and discussed with Company officials the circumstances and business judgment and planning upon which the decision to make this change in the method of accounting was based.

With regard to the aforementioned accounting change, authoritative criteria have not been established for evaluating the preferability of one acceptable method of accounting over another acceptable method. However, for purposes of the Company's compliance with the requirements of the Securities and Exchange Commission, we are furnishing this letter.
Based on our review and discussion, with reliance on management’s business judgment and planning, we concur that the newly adopted method of accounting is preferable in the Company’s circumstances.

/s/ KPMG LLP